Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Dynegy Inc. (formerly named Dynegy Acquisition, Inc.), a Delaware corporation, of our report dated February 27, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Dynegy Inc., an Illinois corporation (“Dynegy”), which appears in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 12, 2007